Information

Exhibit 99.1

For Immediate Release

LOCKHEED MARTIN REPORTS 2004 THIRD QUARTER RESULTS

•	NET EARNINGS UP 41% TO $307 MILLION; YEAR-TO-DATE NET EARNINGS UP 26% TO $894 MILLION

•	EARNINGS PER SHARE UP 44% TO $0.69; YEAR-TO-DATE EARNINGS PER SHARE UP 27% TO $2.00

•	GENERATES $1.0 BILLION IN CASH FROM OPERATIONS; $2.8 BILLION YEAR-TO-DATE

•	NET SALES UP 4% TO $8.4 BILLION; YEAR-TO-DATE SALES UP 12% TO $25.6 BILLION

•	INCREASES OUTLOOK FOR 2004 AND 2005 EARNINGS PER SHARE AND CASH FROM OPERATIONS

BETHESDA, Maryland, October 26, 2004 – Lockheed Martin Corporation (NYSE: LMT) today reported third quarter 2004 net earnings of $307 million ($0.69 per diluted share), compared to $217 million ($0.48 per diluted share) in 2003. Net sales were $8.4 billion, a 4% increase over third quarter 2003 sales of $8.1 billion. Cash provided by operating activities for the third quarter of 2004 was $1.0 billion, after the Corporation contributed $400 million to its defined benefit pension plans’ trusts to satisfy the remaining funding requirements for 2004 and to pre-fund most of its 2005 funding requirements.

“Working together, each of our 130,000 employees is contributing on a daily basis to strong operational and financial performance,” said President and Chief Executive Officer Bob Stevens. “We continue to achieve important milestones, improve operational efficiencies and capture strategic new business, reflecting our rigorous focus on customer needs and shareholder value.”

“Through disciplined execution we have contributed to customer mission success while expanding margins, improving cash flow, and increasing returns on invested capital,” added Mr. Stevens. During the third quarter, the Corporation repurchased 3.6 million shares of common stock and announced a dividend increase of 14% to an annual rate of $1.00 per share. On October 25th, the Corporation announced tender offers to repurchase up to $850 million of long-term debt with an average coupon rate of approximately 8 percent.

SUMMARY REPORTED RESULTS AND OUTLOOK

The following table presents the Corporation’s results on a GAAP basis for the quarter and year-to-date periods:

REPORTED RESULTS

(In millions, except per share data)

	3rd Quarter			Year-to-Date
	2004	2003		2004	2003
Net sales	$8,438	$8,078		$25,561	$22,846

Operating profit
Segment operating profit	$723	$627		$2,131	$1,771
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(148)	(80)		(446)	(220)
Other	(14)	(119	)*	(44)	(148	)*

	$561	$428		$1,641	$1,403

Net earnings	$307	$217		$894	$709

Diluted earnings per share	$0.69	$0.48		$2.00	$1.57

Cash flow from operations	$1,039	$285		$2,835	$1,674

*The 2003 results included a charge of $127 million ($83 million after-tax or $0.18 per share) associated with the early retirement of approximately $970 million of long-term debt in the third quarter and $41 million ($27 million after-tax or $0.06 per share) for the exit from the commercial mail sorting business in the second quarter.

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. See the “Forward-Looking Statements” discussion contained in this press release.

OUTLOOK

(In millions, except per share data)

Projections
	2004	2005
Net sales	$34,400 - $34,800	$34,500 - $36,000

Operating profit:
Segment operating profit	$2,850 - $2,900	$2,950 - $3,100
Unallocated corporate expense, net:
FAS/CAS pension adjustment	approx. (600)	(550) - (300)
Other	approx. (50)	(50) - 0

	$2,200 - $2,275	$2,425 - $2,600

Diluted earnings per share	$2.65 - $2.75	$3.00 - $3.25

Cash flow from operations	> $2,750	$5,500 2004 / 2005 Combined

The outlook for 2005 operating profit and earnings per share assume that the Corporation’s 2005 FAS/CAS adjustment will be within a range of ($550) to ($300) million. The range is calculated, among other factors, based on the assumption that the discount rate of 6.25% remains unchanged, the 2004 actual return on plan assets and the 2005 expected return on plan assets is 8.50% as previously projected. The 2005 FAS/CAS adjustment will not be finalized until year-end, consistent with the Corporation’s plan measurement date. The Corporation expects to update its 2005 outlook, as necessary, when it announces 2004 year-end financial results.

It is the Corporation’s practice not to incorporate adjustments to its outlook and projections for proposed acquisitions, divestitures or other unusual activities (e.g., debt tender offers) until such transactions have been consummated.

The debt tender offers announced on October 25, 2004 are expected to result in an unusual charge for early repayment of debt in the fourth quarter of 2004 (currently estimated to be approximately $90 million, or approximately $0.20 per share) and a reduction of Lockheed Martin’s interest expense in future periods (currently estimated to be approximately $0.10 per share annually). The exact amount of the charge and interest savings will be finalized when the tender offers have been completed and will depend on the amount of debt tendered and the aggregate purchase price for the bonds.

The charge mentioned above may be offset partially or in its entirety, by other unusual items in the fourth quarter, including the Corporation’s sale of its interest in New Skies, N.V. and Intelsat, Ltd. As previously disclosed, in June 2004, New Skies Satellites, N.V. entered into a definitive agreement for the sale of the company. In August 2004, Intelsat, Ltd. entered into a definitive agreement for the sale of the company. If these transactions are consummated at the current transaction values, we would recognize an after-tax gain of approximately $70 million ($0.15 per share) and receive after-tax proceeds of about $800 million. The transactions are subject to regulatory approvals and other closing conditions, and are expected to close in the fourth quarter of 2004 or early 2005.

Year-to-Date Results

Net sales for the nine months ended September 30, 2004 were $25.6 billion, a 12% increase over the $22.8 billion recorded in the comparable 2003 period.

Net earnings for the nine months ended September 30, 2004 were $894 million ($2.00 per share) compared to $709 million ($1.57 per share) in 2003, a 26% increase. The 2003 results included charges (reported in Unallocated Corporate Expense, net) of $127 million ($83 million after-tax or $0.18 per share) related to the early repayment of debt in the third quarter and $41 million ($27 million after-tax or $0.06 per share) for the Corporation’s exit from the commercial mail sorting business in the second quarter.

Cash Flow and Leverage

Cash provided by operating activities for the quarter and nine months ended September 30, 2004 was $1.0 billion and $2.8 billion. Capital expenditures for the quarter and nine months ended September 30, 2004 were approximately $135 million and $395 million. The Corporation repurchased 3.6 million of its common shares for approximately $190 million during the quarter and 9.3 million of its common shares for approximately $465 million year-to-date.

The ratio of total debt-to-capitalization was 46% at the end of the third quarter, an improvement from 48% at December 31, 2003. At September 30, 2004, the Corporation’s cash and cash equivalents balance was $2.8 billion and its short-term investments (those with original maturities greater than 90 days) were $87 million.

SEGMENT RESULTS

The Corporation operates in five business segments. Consistent with the manner in which the Corporation’s business segment operating performance is evaluated, unusual items are excluded from segment results and included in “Unallocated corporate expense net.” (See our 2003 Form 10-K for a description of “Unallocated corporate expense, net,” including the FAS / CAS pension adjustment.)

The following table presents the operating results of the five business segments and the Corporation on a consolidated basis as determined by GAAP:

	3rd Quarter		Year-to-Date
(In millions)	2004	2003	2004	2003
Net sales
Aeronautics	$2,765	$2,675	$8,780	$7,168
Electronic Systems	2,278	2,234	6,616	6,389
Space Systems	1,434	1,498	4,559	4,570
Integrated Systems & Solutions	966	922	2,836	2,504
Information & Technology Services	991	743	2,760	2,202

Operating segments	8,434	8,072	25,551	22,833
Other	4	6	10	13

Total net sales	$8,438	$8,078	$25,561	$22,846

Operating profit
Aeronautics	$225	$183	$670	$490
Electronic Systems	222	223	644	617
Space Systems	113	95	362	300
Integrated Systems & Solutions	90	75	251	214
Information & Technology Services	73	51	204	150

Segment operating profit	723	627	2,131	1,771

Unallocated corporate expense net:
FAS/CAS pension adjustment	(148)	(80)	(446)	(220)
Other	(14)	(119)	(44)	(148)

Total operating profit	$561	$428	$1,641	$1,403

The following discussion compares the operating results of the business segments for the quarter and nine months ended September 30, 2004 to the same periods in 2003.

Aeronautics ($ millions)
	3rd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$2,765	$2,675	$8,780	$7,168
Operating profit	$225	$183	$670	$490

Net sales for Aeronautics increased by 3% for the quarter and 22% for the nine months ended September 30, 2004 from the 2003 periods. In the quarter, most of the sales growth was attributable to a $70 million increase in Air Mobility as a result of higher volume on C-5 programs. In Combat Aircraft, increased sales due to higher volume on the F-35 and F/A-22 programs offset lower sales volume on F-16 programs. For the nine-month period, a $1.5 billion increase in Combat Aircraft due to higher volume on the F-35,

F-16 and F/A-22 programs accounted for the increase in sales. The remaining increase in sales was due to increases in Air Mobility and other programs, primarily as a result of higher C-5 volume.

Segment operating profit increased by 23% for the quarter and 37% for the nine months ended September 30, 2004 from the 2003 periods. In the quarter, Combat Aircraft operating profit increased $30 million primarily as a result of higher volume and improved performance on the F/A-22 program, which more than offset a decline in sales volume on F-16 programs. The remaining increase in operating profit for the quarter was primarily due to profits recognized on the two C-130J aircraft delivered this quarter. For the nine-month period, Combat Aircraft operating profit increased $110 million primarily as a result of higher sales volume on the programs discussed above and performance on F/A-22 and other combat aircraft programs. The remaining increase was primarily attributable to profits recognized on C-130J deliveries in 2004. The Corporation began recognizing profits on C-130J deliveries in 2004 (approximately $50 million year-to-date) upon resolution of certain technical aircraft performance risks, manufacturing performance improvements and the achievement of stable production as a result of securing a multi-year contract in 2003.

Electronic Systems ($ millions)
	3rd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$2,278	$2,234	$6,616	$6,389
Operating profit	$222	$223	$644	$617

Net sales for Electronic Systems increased 2% for the quarter and 4% for the nine months ended September 30, 2004 from the 2003 periods. For both the quarter and the nine-month periods, higher volume in Maritime Systems & Sensors (MS2) more than offset slight declines in Missiles & Fire Control (M&FC) and Platform, Training & Transportation Solutions (PT&TS). In MS2, higher volume on surface systems programs accounted for the increased sales. M&FC sales declined primarily due to lower volume on air defense programs.

Segment operating profit decreased nominally for the quarter and increased by 4% for the nine months ended September 30, 2004, compared to the 2003 periods. In the quarter, decreases in operating profit on air defense programs at M&FC and on simulation and training programs at PT&TS offset improved performance on radar and marine programs at MS2. For the year, improved performance on radar programs at MS2 and on fire control programs at M&FC more than offset a decrease in operating profit on simulation and training programs at PT&TS. In both periods, the decrease in operating profit at PT&TS was due to the recording of a $25 million loss provision on certain international simulation and training contracts.

Space Systems ($ millions)
	3rd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$1,434	$1,498	$4,559	$4,570
Operating profit	$113	$95	$362	$300

Net sales for Space Systems decreased by 4% for the quarter and nominally for the nine months ended September 30, 2004 from the 2003 periods. For the quarter, sales declined in both Launch Services and Satellites. In Launch Services, a decline in activities on the Titan launch vehicle program was partially offset by an additional Proton launch in 2004. The decrease in Satellites was due to one less commercial satellite delivery, which more than offset higher volume on government satellite programs.

For the nine months ended September 30, 2004, sales decreases in Satellites more than offset increases in Strategic and Defensive Missile Systems (S&DMS) and Launch Services. The decrease in Satellites was due to one less commercial satellite delivery in 2004, which was partially offset by increased volume on government satellite programs. In S&DMS the increase was primarily attributable to fleet ballistic missile programs. The higher volume in Launch Services was due to increases in both Atlas launches (five in 2004 compared to three in 2003) and Proton launches (three in 2004 compared to two in 2003) that more than offset a decline in the Titan launch vehicle program.

Segment operating profit increased by 19% for the quarter and 21% for the nine months ended September 30, 2004, when compared to the 2003 periods. For the quarter, Launch Services operating profit increased due to improved profitability and higher volume in both the Atlas and Proton programs, which more than offset a decline in activities on the Titan launch vehicle program. Satellites’ operating profit decreased due to the absence of a commercial satellite delivery, which was partially offset by improved performance on government satellite programs. In the third quarter of 2003, government satellites operating profit included a $30 million charge related to a handling incident on a NASA satellite program.

For the nine-month period, Launch Services’ operating profit increased primarily due to U.S. Government support of the Atlas program and the benefit resulting from the first quarter termination of a launch vehicle contract by a commercial customer, which more than offset a decline in activities on the Titan launch vehicle program. Satellites’ operating profit declined due to cost growth on a government satellite program and a decline in commercial satellite deliveries.

Integrated Systems & Solutions ($ millions)
	3rd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$966	$922	$2,836	$2,504
Operating profit	$90	$75	$251	$214

Net sales for Integrated Systems & Solutions increased by 5% for the quarter and 13% for the nine months ended September 30, 2004 from the 2003 periods. For both the quarter and nine-month periods, a higher volume of intelligence, defense and information assurance activities resulted in increased sales.

Segment operating profit increased by 20% for the quarter and 17% for the nine months ended September 30, 2004 from the comparable 2003 periods. The increases in operating profit for both the quarter and year were primarily attributable to higher volume and performance improvements on the activities described above.

Information & Technology Services ($ millions)
	3rd Quarter		Year-to-Date
	2004	2003	2004	2003
Net sales	$991	$743	$2,760	$2,202
Operating profit	$73	$51	$204	$150

Net sales for Information & Technology Services increased by 33% for the quarter and 25% for the nine months ended September 30, 2004 from the 2003 periods. For both the quarter and year-to-date periods, the increases in sales were primarily attributable to higher volume in Information Technology. Information Technology’s sales improved due to the net impact of an acquisition and a divestiture, as well as organic growth. The remaining increase in sales was primarily attributable to higher volume in Defense Services in both periods. NASA sales declined in both periods.

Segment operating profit increased by 43% for the quarter and 36% for the nine months ended September 30, 2004 from the 2003 periods. In both periods the operating profit increased mainly due to improvements in Information Technology and Defense Services.

THIRD QUARTER 2004 HIGHLIGHTS

•	Received a contract from the U.S. Army to develop the Aerial Common Sensor (ACS), a next generation airborne intelligence, surveillance, reconnaissance and target identification system.

•	Awarded one of two contracts for the Pre-System Development and Demonstration phase of the Airborne and Maritime/Fixed Station Joint Tactical Radio System (AMF JTRS).

•	Received a 10-year contract from the U.S. Strategic Command to develop the new architecture and functions for the Integrated Strategic Planning and Analysis Network (ISPAN), a network-centric mission planning and execution system.

•	The U.S. Army announced that Lockheed Martin will receive 50 percent of the work share on the Army’s Warfighter Information Network - Tactical (WIN-T) program.

•	Awarded a four-year contract by the Department of Defense to provide enterprise-wide information technology support to U.S. Central Command in the U.S. and overseas.

•	Selected to lead the managed network services contract for the U.S. Postal Service. Program is called Universal Computing Connectivity (UCC).

•	Received a contract from the U.S. Navy to build the Mobile User Objective System (MUOS), a next-generation narrowband tactical satellite communications system.

•	Awarded a contract to design and develop the Medium Extended Air Defense System (MEADS) as part of a three-nation industrial team.

•	Delivered the first two Production Lot 2 F/A-22 aircraft. Eight F/A-22s delivered year-to-date (six from Lot 1 and two from Lot 2). Also delivered 24 F-16s (61 year-to-date) and 2 C-130Js (8 year-to-date).

•	Began assembly of the forward fuselage and wings for the first F-35 Joint Strike Fighter aircraft, leading to its initial flight in 2006.

•	The U.S. Navy awarded Lockheed Martin a contract to perform additional risk reduction activities associated with the Presidential Helicopter Program; Team US101, led by Lockheed Martin, has identified more than 200 U.S. suppliers from 41 states to support the “Marine One” program.

###

NEWS MEDIA CONTACT:	Tom Jurkowsky, 301/897-6352
INVESTOR RELATIONS CONTACT:	James Ryan, 301/897-6584 or
Mike Gabaly, 301/897-6455

Web site: www.lockheedmartin.com

Conference call: Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11 a.m. E.T. on October 26, 2004. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are “forward-looking statements” are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially because of factors such as: the availability of government funding domestically and internationally; changes in government and customer priorities and requirements (including changes to respond to terrorist threats and improve homeland security); the impact of continued hostilities in Iraq on funding for existing defense programs; the award or termination of contracts; difficulties in developing and producing operationally advanced technology systems; the timing and customer acceptance of product deliveries; performance issues with key suppliers, subcontractors and customers; cost reduction and productivity efforts; financial market and other changes that may impact pension plan assumptions; the results of the Corporation’s announced debt tender offers; charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of investments, goodwill or other long-term assets; the future impact of legislation or changes in accounting or tax rules or pronouncements; the future impact of acquisitions or divestitures, joint ventures or teaming arrangements; the outcome of legal proceedings and other contingencies (including, lawsuits, government investigations or audits, and environmental remediation efforts); the competitive environment for defense and information technology products and services; and economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Risk Factors and Forward-Looking Statements” and “Legal Proceedings” sections of the Corporation’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

All information in this release is as of October 25, 2004. Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share data and percentages)

	QUARTER ENDED SEPTEMBER 30,		YEAR TO DATE SEPTEMBER 30,
	2004	2003	2004	2003
Net Sales	$8,438	$8,078	$25,561	$22,846

Costs and Expenses	7,921	7,540	24,043	21,426

Earnings from Operations	517	538	1,518	1,420

Other Income and (Expenses), net	44	(110)	123	(17)

Operating Profit [EBIT]	561	428	1,641	1,403

Interest Expense	109	117	323	376

Earnings before Income Taxes	452	311	1,318	1,027

Income Tax Expense	145	94	424	318

Net Earnings	$307	$217	$894	$709

Effective Tax Rate	32.2%	30.2%	32.2%	31.0%

Earnings per Common Share:
Basic	$0.69	$0.49	$2.02	$1.59
Diluted	$0.69	$0.48	$2.00	$1.57

Average Number of Shares Outstanding:
Basic	441.4	446.6	443.2	446.9
Diluted	445.9	450.4	446.8	450.5

A

LOCKHEED MARTIN CORPORATION

Net Sales, Operating Profit and Margins

Preliminary and Unaudited

(In millions, except percentages)

	QUARTER ENDED SEPTEMBER 30,			YEAR TO DATE SEPTEMBER 30,
	2004	2003	% Change	2004	2003	% Change
Net sales:
Aeronautics	$2,765	$2,675	3%	$8,780	$7,168	22%
Electronic Systems	2,278	2,234	2%	6,616	6,389	4%
Space Systems	1,434	1,498	(4%)	4,559	4,570	—
Integrated Systems & Solutions	966	922	5%	2,836	2,504	13%
Information & Technology Services	991	743	33%	2,760	2,202	25%

Segment net sales	8,434	8,072	4%	25,551	22,833	12%
Other	4	6		10	13

Total net sales	$8,438	$8,078	4%	$25,561	$22,846	12%

Operating profit:
Aeronautics	$225	$183	23%	$670	$490	37%
Electronic Systems	222	223	—	644	617	4%
Space Systems	113	95	19%	362	300	21%
Integrated Systems & Solutions	90	75	20%	251	214	17%
Information & Technology Services	73	51	43%	204	150	36%

Segment operating profit	723	627	15%	2,131	1,771	20%
Unallocated corporate expense, Net [1]	(162)	(199)		(490)	(368)

Total operating profit	$561	$428	31%	$1,641	$1,403	17%

Margins:
Segments:
Aeronautics	8.1%	6.8%		7.6%	6.8%
Electronic Systems	9.7%	10.0%		9.7%	9.7%
Space Systems	7.9%	6.3%		7.9%	6.6%
Integrated Systems & Solutions	9.3%	8.1%		8.9%	8.5%
Information & Technology Services	7.4%	6.9%		7.4%	6.8%

Total Segments	8.6%	7.8%		8.3%	7.8%

Total Consolidated	6.6%	5.3%		6.4%	6.1%

[1]	“Unallocated corporate expense, net” includes the FAS/CAS pension adjustment, earnings and losses from equity investments, interest income, costs for stock-based compensation programs, unusual items not considered in the evaluation of segment operating performance, corporate costs not allocated to the operating segments and miscellaneous corporate activities.

B

LOCKHEED MARTIN CORPORATION

Selected Financial Data

Preliminary and Unaudited

(In millions)

	QUARTER ENDED SEPTEMBER 30,		YEAR TO DATE SEPTEMBER 30,
	2004	2003	2004	2003
Summary of unallocated corporate expense, net
FAS/CAS pension adjustment	$(148)	$(80)	$(446)	$(220)
Other [1]	(14)	(119)	(44)	(148)

Unallocated corporate expense, net	$(162)	$(199)	$(490)	$(368)

[1]   The quarter and the year-to-date periods of 2003 include a $127 million charge for the early retirement of debt. The year-to-date period includes a $41 million charge from exiting the commercial mail sorting business in the second quarter of 2003.

FAS/CAS pension adjustment
FAS 87 expense	$(222)	$(128)	$(665)	$(353)
Less: CAS costs	(74)	(48)	(219)	(133)

FAS/CAS pension adjustment - expense	$(148)	$(80)	$(446)	$(220)

Depreciation and amortization of property, plant and equipment
Aeronautics	$24	$23	$70	$64
Electronic Systems	41	43	121	117
Space Systems	40	30	98	84
Integrated Systems & Solutions	6	4	22	20
Information &Technology Services	11	10	36	31

Segments	122	110	347	316
Unallocated corporate expense, net	11	10	31	28

Total depreciation and amortization	$133	$120	$378	$344

Amortization of purchased intangibles
Aeronautics	$12	$13	$38	$38
Electronic Systems	12	11	35	35
Space Systems	2	2	6	6
Integrated Systems & Solutions	3	3	11	10
Information &Technology Services	4	2	11	5

Segments	33	31	101	94
Unallocated corporate expense, net	3	—	6	—

Total amortization of purchased intangibles	$36	$31	$107	$94

C

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Balance Sheet

Preliminary and Unaudited

(In millions)

	SEPTEMBER 30, 2004	DECEMBER 31, 2003
Assets
Cash and cash equivalents	$2,823	$1,010
Short-term investments	87	240
Accounts receivable	3,845	4,039
Inventories	1,795	2,348
Other current assets	1,702	1,764

Total current assets	10,252	9,401

Property, plant and equipment, net	3,372	3,489
Investments in equity securities	1,108	1,060
Goodwill	7,879	7,879
Purchased intangibles, net	700	807
Prepaid pension asset	1,076	1,213
Other noncurrent assets	2,257	2,326

Total assets	$26,644	$26,175

Liabilities and Stockholders’ Equity
Accounts payable	$1,547	$1,434
Customer advances and amounts in excess of costs incurred	4,099	4,256
Other accrued expenses	2,927	3,067
Current maturities of long-term debt	—	136

Total current liabilities	8,573	8,893

Long-term debt	6,070	6,072
Accrued pension liabilities	1,228	1,100
Post-retirement and other noncurrent liabilities	3,533	3,354
Stockholders’ equity	7,240	6,756

Total liabilities and stockholders’ equity	$26,644	$26,175

D

LOCKHEED MARTIN CORPORATION

Consolidated Condensed Statement of Cash Flows

Preliminary and Unaudited

(In millions)

	YEAR ENDED SEPTEMBER 30,
	2004	2003
Operating Activities
Net income	$894	$709

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	378	344
Amortization of purchased intangibles	107	94
Changes in operating assets and liabilities:
Receivables	165	97
Inventories	693	23
Accounts payable	113	196
Customer advances and amounts in excess of costs incurred	(157)	(540)
Other	642	751

Net cash provided by operating activities	2,835	1,674

Investing Activities
Expenditures for property, plant and equipment	(393)	(367)
Sale (purchase) of short-term investments	153	(247)
Acquisitions of businesses / investments in affiliated companies	—	(219)
Other	40	18

Net cash used for investing activities	(200)	(815)

Financing Activities
Repayments related to long-term debt	(137)	(2,185)
Issuances of long-term debt	—	1,000
Long-term debt issuance and repayment costs	—	(175)
Issuances of common stock	74	40
Repurchases of common stock	(465)	(279)
Common stock dividends	(294)	(163)

Net cash used for financing activities	(822)	(1,762)

Net increase (decrease) in cash and cash equivalents	1,813	(903)
Cash and cash equivalents at beginning of period	1,010	2,738

Cash and cash equivalents at end of period	$2,823	$1,835

E

LOCKHEED MARTIN CORPORATION

Consolidated Statement of Stockholders’ Equity

Preliminary and Unaudited

(In millions)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Unearned Compensation	Unearned ESOP Shares	Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity

Balance at January 1, 2004	$446	$2,477	$5,054		$(17)	$(1,204)	$6,756

Net earnings			894				894

Common stock dividends			(294)				(294)

Repurchases of common stock	(9)	(456)					(465)

Stock-based awards and ESOP activity, net	3	344		$(23)	17		341

Other comprehensive income						8	8

Balance at September 30, 2004	$440	$2,365	$5,654	$(23)	$—	$(1,196)	$7,240

F

LOCKHEED MARTIN CORPORATION

Operating Data

Preliminary and Unaudited

(In millions, except deliveries and launches)

	SEPTEMBER 30, 2004	DECEMBER 31, 2003
Backlog
Aeronautics	$32,726	$37,580
Electronic Systems	18,127	17,339
Space Systems	14,949	12,813
Integrated Systems & Solutions	4,880	4,350
Information & Technology Services	4,647	4,817

Total	$75,329	$76,899

	QUARTER ENDED SEPTEMBER 30,		YEAR TO DATE SEPTEMBER 30,
	2004	2003	2004	2003
Deliveries [1]
F-16 [2]	24	25	61	40
C-130J	2	2	8	9

Launches
Atlas	1	1	5	3
Proton	1	—	3	2
Titan IV	—	1	1	2

[1]	Deliveries - Aircraft delivered to and accepted by customers.

[2]	Sales were recognized upon delivery of certain aircraft (unit-of-delivery sales recognition) and for others, sales were recognized on a percentage-of-completion basis.

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